EXHIBIT 99.1

PARLUX REPORTS RESULTS FOR THE QUARTER ENDED JUNE 30, 2010

FORT LAUDERDALE, FLORIDA, July 28, 2010, Parlux Fragrances, Inc. (NASDAQ:PARL) announced its unaudited results for the quarter ended June 30, 2010.  Net sales for the quarter were $24.1 million, compared to $23.6 million for the prior year quarter, an increase of 2%.  Net income was $232 thousand or $0.01 per share, compared to a net loss of $2.5 million, or $(0.12) per share, for the same prior year period.

Mr. Frederick E. Purches, Chairman and CEO commented, “We were able to increase our sales in this quarter despite the inclusion of $11.8 million of GUESS product sales in the prior year. Although we expect total sales in the next two quarters will be negatively impacted in comparison to the prior year (we ceased selling GUESS in December 2009), we anticipate growth in existing brands in this fiscal year. Of special significance was our return to profitability. This was basically due to careful cost control, as operating expenses were reduced by $3.6 million or 21% compared to the same prior year period.”

Mr. Purches added, “Our balance sheet at June 30, 2010 reflects a cash position of $14.9 million and no bank debt. We have not drawn on our $20 million line of credit available from GE Capital Corporate Finance. Our equity now exceeds $100 million representing a book value of $4.89 per share.

 Mr. Purches concluded, “Although the retail environment has not returned to previous levels, our management and staff are energized by these achievements.  We believe that the market value of our stock is far below its intrinsic value and we expect our new strategy will merit renewed shareholder confidence.”

ABOUT PARLUX FRAGRANCES, INC.
Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton, Jessica Simpson, Nicole Miller, Josie Natori, Queen Latifah, Marc Ecko, Rihanna, Kanye West, babyGund, and Fred Hayman Beverly Hills designer fragrances, as well as Paris Hilton watches, cosmetics, sunglasses, handbags and other small leather accessories, and the recently signed Vince Camuto.

Certain Information Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and net income, the Company's ability to maintain its current brands and licenses, the Company's ability to successfully introduce, acquire, or launch new brands, licenses, or products in a cost-effective manner, general economic conditions, Perfumania's ability to pay its balance due to the Company, and compliance with the covenants in the Company’s credit facility. Additional risk factors are set forth in the Company's periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:	Parlux Fragrances, Inc. (954) 316-9008
CONTACT:	Frederick E. Purches, Ext. 8116
Raymond J. Balsys, Ext. 8106
Web site:	http://www.parlux.com

PARLUX FRAGRANCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,
	2010	2009
	(Unaudited)
Net sales:
Unrelated customers	$14,320	$18,643
Related parties	9,011	5,001
Sales - expired license	783	-
	24,114	23,644
Cost of goods sold:
Unrelated customers	5,769	8,254
Related parties	3,860	2,419
Cost of sales - expired license	782	-
	10,411	10,673

Operating expense	13,335	16,894

Operating income (loss)	368	(3,923)
Interest income (expense), net	5	(55)
Foreign exchange gain (loss)	2	(1)
Income (loss) before income taxes	375	(3,979)

Income tax provision (benefit)	143	(1,512)

Net income (loss)	$232	$(2,467)

Income (loss) per common share:
Basic	$0.01	$(0.12)
Diluted	$0.01	$(0.12)

Weighted average number of shares outstanding:
Basic	20,475,801	20,324,812
Diluted	20,586,202	20,324,812

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2010	March 31, 2010
	(Unaudited)

Cash and cash equivalents	$14,916	$17,579
Trade receivables, net	13,628	14,245
Inventories	45,002	41,846
Other current assets	30,145	29,703
Current Assets	103,691	103,373

Equipment and leasehold improvements, net	2,676	2,679
Trademarks and licenses, net	4,470	4,654
Other assets	3,626	3,626
Total Assets	$114,463	$114,332

Other current liabilities and income taxes payable	$14,249	$14,532
Current Liabilities	14,249	14,532

Total Liabilities	14,249	14,532

Stockholders' Equity	100,214	99,800
Total Liabilities and Stockholders' Equity	$114,463	$114,332

******

3